Exhibit 10.1

Confidential

August 7, 2026

Mr. Kenneth C. Keller

[Address Redacted]

Re:	Retirement Agreement and General Release

Dear Casey:

Consistent with our discussions concerning the terms of your retirement, this letter agreement (the “Agreement”) constitutes an agreement between you and B&G Foods, Inc. (“B&G Foods”), on behalf of itself and its subsidiaries (collectively with B&G Foods, the “Company”), setting forth all terms of your voluntary retirement from the Company. You are encouraged to read this Agreement carefully and make certain that you understand and agree with it before you sign it. If you wish to accept and agree to this Agreement, you must sign and return it no later than twenty-one (21) days from when you receive it (and not subsequently revoke it as described below). You are advised to review this letter agreement with your attorney before signing it.

By signing this Agreement, and not revoking it, you agree as follows:

1.	Retirement Date. Today, August 7, 2026, is your last day of employment with the Company (the “Retirement Date”) and, effective as of today, you hereby resign from your position as President and Chief Executive Officer and as a member of the Board of Directors of the Company, and from all positions, including directorships, you hold with B&G Foods’ subsidiaries. You hereby confirm that your separation from the Company is not the result of any disagreement relating to the Company’s operations, policies or practices and shall be treated as a voluntary retirement under your Employment Agreement dated May 11, 2021, with B&G Foods (the “Employment Agreement”) and for all other purposes. All payments and benefits to which you are entitled following the Retirement Date shall be determined solely under this Agreement and you agree that you are not entitled to any payments or benefits following the Retirement Date, including but not limited to any payments or benefits under the Employment Agreement, except as expressly stated herein.

2.	Retirement and Other Benefits. In consideration of the general release and waiver of all claims against the Company and the other Releasees (as defined below) and your other promises made in this Agreement, and conditioned on your not revoking this Agreement as described in paragraph 26 below, and conditioned on your remaining in compliance with all of your obligations to the Company, the Company shall provide you with the following payments and other benefits (the “Retirement Benefits”):

A.	For the period commending on August 8, 2026 and ending on August 7, 2027 (the “Retirement Benefits Period”), the Company shall pay you the total amount of $2,448,516 (less any state, federal, FICA and other applicable taxes required to be withheld and, as set forth below in subparagraph B, less the amount of medical and dental insurance contributions) (the “Retirement Amount”), which reflects payment of 200% of your annual base salary, as in effect on the Retirement Date. The Retirement Amount shall be paid in substantially equal installments in the same manner and pursuant to the same payroll procedures that were in effect prior to the Retirement Date and such installment payments shall commence no later than the Company’s next regular pay day occurring at least ten (10) days following the Effective Date (the “Initial Retirement Benefits Payment Date”).

Quality Foods Since 1889

Kenneth C. Keller

August 7, 2026

B.	The Company shall continue your current medical and dental coverage for you and your eligible family members on the Company’s medical and dental benefit plans from the Retirement Date through the duration of the Retirement Benefits Period subject to the terms and conditions of the plans and pursuant to, and subject to the eligibility requirements of, COBRA. Your contributions will be the same as those of a currently active participant and will automatically be withheld on a pre-tax basis from your salary continuation payments set forth in subparagraph A above. At the end of the Retirement Benefits Period you will be eligible to continue your coverage pursuant to COBRA for the remainder, if any, of the COBRA eligibility period at your sole expense, subject to the terms and conditions of the Company’s medical and dental benefit plans and COBRA rules and provisions.

C.	The Company shall pay you on the Initial Retirement Benefits Payment Date a lump sum payment of $10,000.00 (less any state, federal, FICA and other applicable taxes required to be withheld), which amount reflects the estimated market value of your life insurance and disability insurance benefits for the duration of the Retirement Benefits Period that will not be available to you because of your status as a terminated employee.

D.	In the event of your death during the Retirement Benefits Period, any remaining unpaid amounts owing to you pursuant to this letter agreement (less any state, federal, FICA and other applicable taxes required to be withheld) shall be paid in accordance with the terms hereof to your surviving spouse or, if no surviving spouse, to your estate in the manner designated by your surviving spouse, if applicable, or the executors of your estate.

You acknowledge and agree that you are solely responsible for all federal, state and local taxes, if any, other than any employer share of FICA, Medicare, unemployment or disability contributions, that a government agency may determine is due to it, and that may be ultimately required by law to be paid with respect to the Retirement Benefits. You agree to indemnify and hold harmless the Company and the other Releasees (as defined below) from any and all taxes and related penalties, should the taxability of the Retirement Benefits be challenged by any government tax authority.

3.	Treatment Under Long-Term Incentive Agreements. Your retirement from the Company shall be treated as a termination without cause as of the Retirement Date pursuant to your 2024 Restricted Stock Award Agreement, 2025 Restricted Stock Award Agreement, 2026 Restricted Stock Agreement, 2024 to 2026 Performance Share Award Agreement, 2025 to 2027 Performance Share Award Agreement, 2026 to 2028 Performance Share Award Agreement, Stock Option Agreement dated June 14, 2021, and three Stock Option Agreements each dated January 31, 2023 (collectively, the “Equity Award Agreements”).

4.	Termination of Certain Other Benefits.

A.	Vacation Pay. You understand and agree that your vacation accrual will cease as of the Retirement Date. You will be paid any unused vacation pay for 2026 earned and accrued from January 1, 2026 through the Retirement Date (less any state, federal, FICA and other applicable taxes required to be withheld) in accordance with the Company’s paid time off policies and practices and applicable federal and state law.

Kenneth C. Keller

August 7, 2026

B.	Life Insurance. You understand and agree that your participation in any life insurance plan maintained by the Company will automatically terminate on the Retirement Date. Subject to the terms and conditions of the Company’s life insurance plan and applicable law, you may be able to convert your life insurance to an individual policy by notifying the life insurance carrier not later than thirty-one (31) days after your life insurance ends.

C.	Accidental Death and Dismemberment Insurance. You understand and agree that your participation in the Company’s accidental death and dismemberment insurance plan will automatically terminate on the Retirement Date. The accidental death and dismemberment insurance policy does not include a conversion option.

D.	Short-Term and Long-Term Disability Insurance. You understand and agree that your participation in the Company’s short-term and long-term disability plans automatically terminates on the Retirement Date. The short-term and long-term disability insurance plans do not include a conversion option.

E.	Other Benefits. You understand and agree that, except as otherwise stated herein, all other compensation and benefits that you may currently receive pursuant to your Employment Agreement, dated as of May 11, 2021, between the Company and you (the “Employment Agreement”) or otherwise, including, without limitation, your automobile allowance and company paid cell phone or cell phone allowance, if any, will also terminate on the Retirement Date.

F.	401(k) Defined Contribution Plan. The Company will separately forward to you a letter with further details regarding your options with respect to the Company’s 401(k) plan following your retirement from the Company.

G.	Unemployment Insurance. To review possible eligibility for unemployment insurance payments, you should visit the unemployment insurance office nearest to your residence or apply on-line. You understand that all decisions concerning your entitlement to unemployment insurance are the responsibility of the appropriate governmental authority.

5.	Transition Assistance. In consideration for the Retirement Benefits and the other undertakings by the Company pursuant to this Agreement, you agree that following the Retirement Date you shall be reasonably available and shall provide your reasonable best efforts to assist the Company with the transition of your duties and responsibilities to a successor. In addition, you agree that, upon the receipt of reasonable notice from the Company, you will cooperate and respond and provide information with respect to any matters about which you have or are reasonably likely to have knowledge as a result of your employment with the Company.

6.	No Admission of Liability. You understand and agree that nothing in this Agreement, including the provision of the Retirement Benefits, is or shall be construed or represented to be an admission of liability of any kind by the Company or any of the Releasees.

7.	General Release and Waiver. In exchange for the Retirement Benefits described in paragraph 2 above, and for other good and valuable consideration, you, on behalf of yourself and your family, heirs, executors, successors and assigns, hereby unconditionally release and forever discharge the Company and its past, present and future affiliates, parents, subsidiaries and divisions and the Company’s and each of the foregoing person’s or entity’s respective shareholders, directors, officers, managers, employees, agents, attorneys, trustees, employee benefit plans (and the administrators and fiduciaries thereof) and representatives and any other person or entity claimed to be jointly or severally liable with any of the foregoing (all of the foregoing, collectively with the Company, the “Releasees”) from, and agree to hold the Releasees harmless from and against, and hereby waive, any and all claims, causes of action, charges or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist, or arise, from the beginning of time to the date on which you sign Agreement to the fullest extent such matters may be released by applicable law. This release includes, without limitation, all claims, causes of action, charges or demands arising from or relating to your employment with, or retirement from employment with, the Company or otherwise, other than claims that the law does not permit you to waive by signing this Agreement.

Kenneth C. Keller

August 7, 2026

Without limiting the generality of the foregoing, this release includes a release of any rights or claims you may have under any and all federal, state or local statutes and the common law, including, without limitation, the following:

A.	Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991, as amended;

B.	the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973, as amended;

C.	the Family and Medical Leave Act of 1993, as amended;

D.	Section 1981 of the Civil Rights Act of 1866, as amended;

E.	Section 1985(3) of the Civil Rights Act of 1871, as amended;

F.	the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act of 1990, as amended (the “ADEA”);

G.	the Occupational Safety and Health Act, as amended;

H.	the Equal Pay Act, as amended;

I.	the Employee Retirement Income Security Act of 1974, as amended;

J.	the New Jersey Conscientious Employee Protection Act, as amended;

K.	any and all other federal, state or local laws, regulations or common law against discrimination, including but not limited to the New Jersey Law Against Discrimination and all other laws and regulations of the State of New Jersey and the New Jersey Department of Labor and Workforce Development;

L.	any and all tort theories of liability, including, without limitation, claims of defamation or disparagement; and

M.	any and all other federal, state, or local laws, regulations or common law relating to employment, wages, hours, health and safety, or any other terms and conditions of employment.

Kenneth C. Keller

August 7, 2026

This release also includes a release by you of any claims for wrongful discharge, breach of contract, torts or any other claim in any way related to your employment with or retirement from the Company, including, without limitation, any claim under any policy, agreement or contract (including without limitation the Employment Agreement and Equity Award Agreements), understanding or promise, written or oral, formal or informal, between the Company and you, and including any claims for any damages of any nature, including, without limitation, any claims for wages, monetary or equitable relief, costs and attorneys’ fees. You acknowledge and agree that it is the intention of the parties that the language relating to the description of claims released in this paragraph 6 shall be given the broadest possible interpretation permitted by law.

Notwithstanding the above, nothing in this release shall be construed to waive (i) your rights to the Retirement Benefits expressly provided for in this letter agreement; (ii) any claims you may have to the payment of vested benefits under the terms of the Company’s retirement and benefit plans; (iii) any rights to reimbursement or indemnification you may have in your capacity as an officer or employee of the Company under the governing documents of the Company, any insurance policy or applicable law for any of your acts (or failures to act) made in good faith while you were employed by the Company; or (iv) your rights to any vested portions of your Equity Award Agreements.

8.	Workers’ Compensation. This letter is not a waiver of any workers’ compensation claim you may have; however, you represent that no incident has occurred that could form the basis for any claim by you against the Company or any other Releasee under the workers’ compensation laws of any jurisdiction.

9.	No Complaints, Claims or Actions. You represent that you have not filed any complaints, claims or actions against the Company or any other Releasee with any federal, state or local agency or court. You also represent and agree that you (a) have received all compensation, wages, overtime (if applicable), leave (paid or unpaid), bonuses, commissions, payments, and/or benefits to which you may be entitled and that no other amounts and/or benefits are due except as expressly provided in this letter agreement; (b) have either been provided or not been denied any leave requested under the Family and Medical Leave Act or any other leave law; (c) have not complained of and are not aware of any fraudulent or illegal activity or any acts that would form the basis of a claim of fraudulent or illegal activity by any of the Releasees; and (d) have not been subjected to any retaliation or any harassing or other unlawful behavior that was discriminatory in nature based on age, disability, race, color, sex, sexual identity, sexual orientation, religion, national origin or any other classification protected by law.

10.	No Other Representations. You represent that no promise or inducement has been offered or made except as set forth in this letter agreement and that you are entering into this letter agreement without reliance on any statement or representation not set forth in this letter agreement by the Company or any person acting on its behalf.

11.	No Assignment or Reservation of Claims. You hereby represent that you have not assigned or transferred to any person or entity all or any portion of any claim against the Company or any other Releasee, and you do not reserve any claim against the Company or any other Releasee from the effect of this letter agreement.

Kenneth C. Keller

August 7, 2026

12.	Restrictive Covenants.

A.	Non-Disturbance. You understand and agree that for a period of one (1) year following the Retirement Date you shall not at any time perform any act that is intended to disrupt, damage, impair, or interfere with the business, reputation, prospects or operations of the Company or any other Releasee, or their respective relationships with their respective employees, customers, vendors, agents or representatives.

B.	Non-Disparagement. You agree that you shall not at any time issue or make or cause to be issued or made any communication, written or oral, that disparages, criticizes or otherwise reflects adversely upon, or encourages any adverse action against, the Company any of the other Releasees, or any of their respective products or services, except as required by law. You represent that you have not made any communication prior to signing this letter agreement that would be a breach of this provision if it was made after this letter agreement is in effect.

C.	Confidentiality. You acknowledge and agree the confidentiality and non-use agreements set forth in Section 12(d) of your Employment Agreement shall remain in full force and effect in accordance with their terms, and you reaffirm that you shall comply with such agreements.

D.	Non-Competition. You agree that you shall remain bound by and shall comply with the terms of the Non-competition covenant set forth in Section 12(a) of the Employment Agreement that apply based on a Voluntary Termination under the Employment Agreement.

E.	Non-Solicitation. You agree that you shall remain bound by and shall comply with the terms of the Non-solicitation of employees covenant set forth in Section 12(b) of the Employment Agreement that apply based on a Voluntary Termination under the Employment Agreement.

F.	Exceptions to Restrictive Covenants; Whistleblowing; Trade Secrets. Notwithstanding anything to the contrary in this paragraph 11, elsewhere in this Agreement, your Employment Agreement or in any other agreement between the Company and you or otherwise, you understand and acknowledge that the Company has informed and hereby informs you that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, notwithstanding anything to the contrary in this paragraph 11, elsewhere in this letter agreement, your Employment Agreement or in any other agreement between the Company and you or otherwise, you understand and acknowledge that the Company has informed and hereby informs you that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to a court order. Nothing in this paragraph 11, elsewhere in this Agreement, your Employment Agreement or in any other agreement between the Company and you or otherwise shall prohibit you from disclosing the details relating to a claim of discrimination, retaliation, or harassment. Nothing in this paragraph 11, elsewhere in this Agreement, your Employment Agreement or in any other agreement between the Company and you or otherwise shall be interpreted to limit or interfere with your right to speak with, provide information to, report good faith suspected violations of law to, or file a charge with applicable government agencies, including the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other applicable federal, state or local governmental agency, including in accordance with the provisions of any “whistleblower” or similar provisions of local, state or federal law, or from providing truthful testimony or information in connection with any governmental proceeding, including but not limited to any investigation by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other applicable federal, state or local governmental agency, or made in response to a lawful subpoena or other legal process. You may engage in the foregoing activities, even if such action would require you to share the Company’s proprietary information or trade secrets with the government agency, provided that any such information is protected to the maximum extent permissible and any such information constituting trade secrets is filed only under seal in connection with any court proceeding. Lastly, nothing in this paragraph 11, elsewhere in this Agreement, your Employment Agreement or in any other agreement between the Company and you or otherwise will be interpreted to prohibit you from collecting any financial incentives in connection with making such reports or require you to notify or obtain approval by the Company prior to making such reports to a government agency.

Kenneth C. Keller

August 7, 2026

13.	Breach of Agreement. The restrictions set forth in paragraph 12 are in addition to, and not in lieu of, any similar obligations by which you may be bound in favor of the Company. You understand and agree that the general release and waiver set forth in paragraph 6, the representations set forth in paragraph 9, and the restrictive covenants set forth in paragraph 12 of this Agreement are essential consideration for this Agreement and an award of damages may be made for violation thereof. Any such award shall not affect the enforceability of the general release of all claims made by you or such representations and restrictive covenants. Consistent with and without limiting the foregoing, you acknowledge and agree that your Retirement Benefits shall be subject to forfeiture and repayment to the Company if you violate paragraphs 5, 7, 9, 11, 12, 15, 17, 18, or 19 or any of the other terms of this letter agreement, or any other surviving obligation owed to the Company (including without limitation under the Employment Agreement), without prejudice to any additional relief that may be available to the Company and without affecting the validity and enforceability of the general release of all claims made by you. Notwithstanding the foregoing sentence, your Retirement Benefits shall not be subject to forfeiture solely due to a challenge to the validity of the release contained in this letter agreement pursuant to the ADEA. In addition, in the event of a breach or threatened breach by you of any of the provisions of this Agreement, you hereby consent and agree that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

14.	Attorneys’ Fees. Should you breach or threaten to breach any of the terms of or representations contained in this Agreement or the post-termination obligations set forth herein, to the extent authorized by law, you shall be responsible for payment of all reasonable attorneys’ fees and costs that the Company or any other Releasee incurs in the course of enforcing the terms of the Agreement, including demonstrating the existence of a breach or threatened breach and any other contract enforcement efforts.

Kenneth C. Keller

August 7, 2026

15.	Covenant Not to Sue. You agree that you will not file, initiate, or join any lawsuit (either individually, with others, or as part of a class), in any forum, pleading, raising, or asserting any claim waived in paragraph 6 of this Agreement, and that if you breach this promise, and the action is found to be barred in whole or in part by this Agreement, you shall be liable for all costs, including attorneys’ fees, incurred by the Company or any other Releasee in defending the claim, and shall assign to the Company and any such other Releasee your right and interest to collect any monetary damages awarded to you. Notwithstanding the foregoing, nothing in this paragraph, this Agreement, or otherwise precludes you from challenging the validity of the release above under the requirements of the ADEA, and you shall not be responsible for reimbursing the costs, including attorneys’ fees, of the Releasees in connection with such a challenge to the validity of the release. However, you acknowledge and agree that the release contained in this Agreement applies to all claims you have under the ADEA, and that, unless the release is held to be invalid, all of your claims under the ADEA shall be extinguished. Further, nothing in this Agreement, your Employment Agreement or in any other agreement between the Company and you or otherwise shall preclude or prevent you from filing a charge with, participating in an investigation by or proceeding before, or providing information to the Equal Employment Opportunity Commission, the National Labor Relation Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other applicable federal, state or local governmental agency, but you acknowledge and agree that you shall not be entitled to or accept any damages or other relief that otherwise might be obtained on your behalf in any proceeding by any government agency, private party, class, or otherwise with respect to any claims released by the above release.

16.	OWBPA Acknowledgements. With respect to the waiver of your rights under the ADEA, you specifically acknowledge and agree that you are aware of the following rights under the Older Workers Benefit Protection Act:

A.	You are advised to consult an attorney before executing the waiver herein of your rights under the ADEA;

B.	You have been given at least twenty-one (21) days within which to consider the waiver of your rights herein under the ADEA. If you execute this Agreement prior to the expiration of that 21-day period, you expressly waive the right to take the full 21 days to consider the waiver of rights herein under the ADEA; and

C.	For a period of seven (7) days following the execution of this waiver of rights under the ADEA, you can revoke this Agreement as described in paragraph 26, and this Agreement shall not become effective or enforceable until the seven-day revocation period has expired without exercise.

17.	Return of Company Property. You represent, warrant and covenant that, on or before the Retirement Date you have returned or, to the extent such Company property is necessary for you to provide the transition services contemplated by paragraph 5, you will return by August 28, 2026, to B&G Foods any and all Company documents, materials, records, equipment and other Company property issued to you or otherwise in your possession or control and have otherwise complied with Section 12(d)(iii) of the Employment Agreement, and acknowledge and agree that such return is a condition for receipt of the Retirement Benefits. In addition, you agree to promptly reconcile any outstanding expense accounts.

Kenneth C. Keller

August 7, 2026

18.	Duty to Notify. In the event you receive a request or demand, orally, in writing, electronically, or otherwise, for the disclosure or production of confidential and/or proprietary information which you created or acquired in the course of your employment, unless prohibited by law or regulation, you must notify immediately the Company’s General Counsel, by calling the General Counsel at the following phone number: 973.630.6406. Regardless of whether you are successful in reaching the General Counsel by telephone, unless prohibited by law or regulation, you also must notify the General Counsel immediately in writing, via certified mail, at the following address: B&G Foods, Inc., 8 Sylvan Way, Parsippany, NJ 07054, Attn: General Counsel. A copy of the request or demand shall be included with the written notification. You shall wait a minimum of ten (10) days (or the maximum time permitted by such legal process, if less) after sending the letter before making a disclosure or production to give the Company time to seek to prohibit and/or restrict the production and/or disclosure and/or to obtain a protective order with regard thereto, and you agree to reasonably cooperate with any such efforts by the Company, at the Company’s expense, to disclose only such information as is required by law, and to use your best efforts to ensure that any such information disclosed will be afforded confidential treatment.

19.	Cooperation. You agree that, at all times subsequent to the Retirement Date, you shall reasonably cooperate, in a timely and good faith manner, with all reasonable requests for assistance made by the Company (or its attorneys) relating directly or indirectly to all investigations, legal claims or any regulatory matter with respect to any matter which occurred during the course of your employment with the Company, with which you were involved prior to the termination of your employment, with which you became aware of during the course of your employment, or about which you may have knowledge. Upon the submission of proper documentation, the Company will reimburse you for all reasonable expenses (other than your attorneys’ fees, if any) you incur as a result of such requests for assistance, if any.

20.	Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the parties or the interpretation and enforcement of the rights and duties of the parties to this letter agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to the conflicts of laws principles thereof. You and the Company hereby submit to the exclusive jurisdiction of the federal and state courts in the State of New Jersey with respect to any disputes arising under or relating to this letter agreement, and you irrevocably waive any objection that you may now or hereafter have based on personal jurisdiction or to the laying of venue of any such action in the aforementioned courts, including without limitation any objection based on the grounds of forum non conveniens.

21.	Entire Agreement. This Agreement shall constitute the sole and exclusive understanding between the Company and you concerning the subject matter of this letter agreement, and expressly supersedes any and all prior agreements or understandings, written or oral, concerning the subject matter hereof, provided that you acknowledge and agree that Sections 11, 12, 14-20, and 22-24 of the Employment Agreement shall continue in effect in accordance with their terms. The parties acknowledge and agree that this Agreement is intended to embody a complete and final resolution of the employer-employee relationship with the Company. You further acknowledge and agree that the payments and benefits described in this Agreement are all that you are entitled to receive from the Company, and that the Company shall have no liability or obligation to you in excess of such amounts.

Kenneth C. Keller

August 7, 2026

22.	Severability. In the event that one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as intended below, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein. The parties further agree that in the event that any court determines that any provisions of paragraph 11 or otherwise of this Agreement are invalid, illegal or unenforceable unless modified, it is the intention of the parties that such court, and such court is expressly authorized to, modify any such unenforceable provisions of this Agreement in lieu of severing such unenforceable provisions from this Agreement in their entirety, whether by rewriting the offending provision, deleting any or all of the offending provisions, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them.

23.	No Amendments or Waivers. This Agreement may not be waived, amended, supplemented or otherwise modified, except as mutually agreed in writing by B&G Foods and you.

24.	Successors and Assigns. This Agreement shall inure to the benefit of the Company and its successors and assigns. You may not assign this Agreement or any part hereof. Any purported assignment by you shall be null and void from the initial date of purported assignment.

25.	Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed effective upon receipt if mailed by overnight courier or by certified or registered mail, postage prepaid, return receipt requested, to the parties at the addresses set forth below, or at such other addresses as the parties may designate by like written notice. A copy of all such notices, requests, demands and other communications shall also be sent by email to the parties at the email addresses set forth below, or at such other email addresses as the parties may designate pursuant to this paragraph.

If to the Company:	If to you:

B&G Foods, Inc. 8 Sylvan Way Parsippany, NJ 07054 Attn: General Counsel corporatesecretary@bgfoods.com	Kenneth C. Keller [Address Redacted]

26.	Adequate Review. You are hereby advised to consult with an attorney before signing this Agreement. You acknowledge and represent that you have read and fully understand the terms and conditions of this Agreement. You further acknowledge and agree that you have entered into this Agreement voluntarily and not as the result of coercion, duress or undue influence. Additionally, you acknowledge and agree that you have been afforded twenty-one (21) days to consider this Agreement. If for some reason you decide to sign this Agreement before the end of the 21-day period, you do so of your own free will and with the understanding that you could have taken the entire 21-day period to consider this Agreement. Modifications to this Agreement, whether material or non-material, do not restart the aforementioned period.

Kenneth C. Keller

August 7, 2026

27.	Revocation. You understand that you will have seven (7) days from the date you sign this Agreement to revoke it by notifying the Company’s Human Resources Department of your decision. This Agreement shall not become effective or enforceable until the revocation period has expired without exercise (the “Effective Date”). No revocation of this Agreement by you shall be effective unless the Company has received written notice of any revocation prior to the Effective Date.

28.	Section 409A. The parties intend that this Agreement be interpreted in the least restrictive manner necessary to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Section 409A”), to the extent applicable, and without resulting in any increase in the amounts owed hereunder by the Company. Notwithstanding the foregoing or anything else herein to the contrary, neither the Company nor any of their respective directors, officers, partners, members, shareholders, employees, and advisors shall be held liable for any taxes, interest, or other amounts owed by you as a result of Section 409A. Notwithstanding anything herein to the contrary, any “deferred compensation” (as defined in Section 409A) payable hereunder as a result of your termination of employment shall not be paid unless and until you have undergone a “separation from service” (as defined in Section 409A). No reimbursement or in-kind benefit provided hereunder shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year. Any reimbursement to which you are entitled hereunder shall be made no later than the last day of the calendar year following the calendar year in which such expenses were incurred. If any right to payment hereunder is deemed a right to an installment payment, such right shall be treated as a right to a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment for purposes of Section 409A.

[Signature Page Follows]

Kenneth C. Keller

August 7, 2026

If you agree with the foregoing, please so indicate by signing in the space designated below.

We wish you the best in the future.

Sincerely,

/s/ Scott E. Lerner
Scott E. Lerner
Executive Vice President, General Counsel, Secretary and Chief Compliance Officer

Agreed to and accepted:

/s/ Kenneth C. Keller
Kenneth C. Keller

Date: August 10, 2026